                                                                   EXHIBIT 10.21


                          AGREEMENT AND GENERAL RELEASE

     This AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between Clifford S. Holtz (hereinafter "Employee") and Gateway, Inc., a corporation having its principal office at 4545 Towne Centre Court, San Diego, CA, including its subsidiaries ("Gateway" or "Company").

                                   WITNESSETH:

     WHEREAS, Employee is currently employed as Senior Vice President, Gateway Consumer; and WHEREAS, the Company and Employee have mutually agreed to sever the employment relationship; and

     WHEREAS, the Company has advised Employee that Employee's off payroll date will be 11:59 PM PST on January 30, 2001 ("Separation Date"); and

     WHEREAS, this Agreement is being provided in connection with the requirement of Section 6 of Employee's Employment Agreement ("Employment Agreement"); and

     WHEREAS, Employee understands that, pursuant to Section 6 of the Employment Agreement, his execution and non-revocation of this Agreement constitutes a condition precedent to the Company's obligations under Section 6 of the Employment Agreement; and

     WHEREAS, Employee and the Company desire to settle fully all employment relationship matters between them including, but not limited to, any differences that might have arisen out of Employee's employment with the Company and the termination thereof;

     NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, it is agreed as follows:

     1. Employee understands that his employment with the Company will cease on his Separation Date and that, provided he signs and does not revoke this Agreement, he will be paid the amount specified in, and in accordance with, Section 6(a) of his Employment Agreement (the "Payment"). For purposes of this Agreement, Separation Date shall mean 11:59 PM PST on January 30, 2001.

     Employee will not be entitled to, and expressly waives and gives up any right, title, or interest in, any bonus payment for calendar year 2001 under the Management Incentive Plan [or any replacement plan] or any other bonus or incentive plan applicable to Senior Vice Presidents.

     The parties agree that any Gateway stock options or other equity instruments, if any, held by Employee as of his Separation Date will be handled in accordance with Section 4 of his Employment Agreement and the applicable stock option plans and individual Option Agreements including, without limitation, any applicable blackout period; provided, however, that, subject to approval by the Compensation Committee of the Gateway, Inc. Board of Directors, Employee will have until the close of trading on the New York Stock Exchange on the first anniversary date of his Separation Date to exercise any stock options that were vested as of his Separation Date.

     If Employee dies after executing this Agreement, but before his Separation Date, all stock option grants held by Employee as of Employee's date of death shall be governed by this Agreement and the terms and conditions of the Plan and each stock option grant.

     All payments under this Agreement will be less legally required payroll deduction.

     2. The parties agree that for a period of ninety (90) days following Employee's Separation Date, Employee will, among other things that Senior Management may request in connection with Company business, (a) use his best efforts to effectuate a smooth transition of his projects, assignments and responsibilities and (b) provide ongoing strategic and other advice and assistance as Gateway Senior Management may determine, in its sole discretion, to be necessary. The parties further agree that at all times following his Separation Date, Employee will cooperate fully with the Company in providing truthful testimony as a witness or a declarant in connection with any present or future court, administrative, agency or arbitral litigation involving the Company with respect to which the Employee has relevant information. Employee also will assist the Company during the discovery phase (or prior thereto) of any judicial, administrative, arbitral, or agency proceeding involving the Company and with respect to which the Employee has relevant information including, without limitation, assisting and cooperating in the preparation and review of documents. The Company agrees that it will pay, upon production of appropriate receipts, the reasonable business expenses (including air transportation, hotel, and similar expenses) incurred by Employee in connection with such assistance. Employee warrants and represents that he is not presently aware of any conflict of interest between himself and Gateway in connection with any pending litigation or investigations that may give rise to a question regarding the possible need for independent counsel with respect to the defense of such matters.

     Employee agrees to sign, if requested by the Company, forms of resignation from any offices which he holds in the Company. Employee further agrees (except with respect to the $1,000,000 loan made by the Company to Employee at the time of hire, which loan shall be forgiven in full) to repay, forthwith, in full all outstanding loans from the Company and agrees that the Company may obtain repayment of all or part of such loan by way of setoff against any monies due hereunder from the Company to the Employee.

     3. Employee agrees that he will submit all vouchers for reasonable business expenses prior to his Separation Date or as soon thereafter as is practicable. Employee agrees that all expense reimbursement requests will be accompanied by receipts satisfactory to the Company.

     4. In accordance with his existing and continuing obligations to the Company, Employee agrees to return to the Company, on or before his Separation Date, all Company property or copies thereof, including, but not limited to, files, records, computer access codes, computer programs, keys, card key passes, instruction manuals, documents, business plans, computers of any kind (except his Gateway PC which he shall be permitted to retain provided he first permits Gateway personnel to remove all Gateway information from the hard-drive and any floppy disks), software, and other property, which he received or prepared or helped to prepare in connection with his employment with the Company, and assign to the Company all right, title and interest in such property, and any other inventions, discoveries or works of authorship created by Employee during the course of his employment.

     5. Employee affirms his obligation not to personally use or disclose Gateway Confidential Information to any third party. As used in this Agreement, the term "Confidential Information" means all information including, but not limited to, technical or non-technical data, formulas, computer programs, devices, methods, techniques, drawings, processes, methods of manufacture, financial data, personnel data, customer specific information, production and sales information, supplier specific information, cost information, and marketing plans and strategies, which is (a) disclosed to or known by Employee as a consequence of or through his employment with Gateway and (b) not generally known to persons, corporations, organizations or others outside of Gateway. The parties agree that inventions or discoveries by Employee during or following the Agreement Period will not be considered Gateway Confidential Information or Gateway property, except where such inventions or discoveries are based, directly or indirectly and in whole or in part, on Gateway Confidential Information as defined in this Paragraph 5.

     6. Employee agrees to keep this Agreement confidential and not to disclose its contents to anyone except his lawyer, his immediate family, his health care professional, his financial consultant and then only after informing such individuals that said information is confidential and should not be disclosed to others, or pursuant to legal process (provided that Employee first notifies Gateway of the legal process such that Gateway has an opportunity to oppose disclosure). Employee agrees that if he discloses this Agreement or the Release, or any term therein, in contravention of this Paragraph, Employee will immediately pay to the Company as liquidated damages, and not as a penalty, the sum of $50,000. The prohibition against disclosure provided for in this Paragraph 6 shall not apply to the extent that Gateway has itself disclosed the Agreement or any term in the Agreement, but only to the extent of the specific disclosure.

     7. Employee agrees that he will not in any public forum (i.e., lectures, to the media, in published articles, to analysts, or in comparable public forums) or in private conversations (i.e., social settings, etc.) criticize, disparage, denigrate, or speak adversely of, or disclose negative information about, the operations, management, or performance of the Company or about any director, officer, employee or agent of the Company. The intent of this Paragraph 7 is to ensure that Employee does not say or do anything that damages or impairs, or might damage or impair, in any way the business organization, goodwill, or reputation of the Company or any of its directors, officers, employees or agents.

     8. Employee agrees that for a period of one (1) year following his Separation Date, he will not, either directly or indirectly (including on behalf of himself as well any entity with which Employee is or becomes affiliated), (i) solicit (or otherwise interfere with Gateway's business relationships with) any of Gateway's business customers with respect to the sale of personal computers, computer related peripherals, digital information appliances including, without limitation, hand held personal digital assistance devices, or internet access services; (ii) recruit, solicit, induce or attempt to induce, or encourage others to recruit, solicit or induce, any employee of Gateway to terminate their employment with, or otherwise cease their relationship with Gateway; or (iii) hire any current employee of Gateway or any individual who was a Gateway employee within the six (6) month period immediately prior to Employee's Separation Date.

     9. Employee understands and agrees that a material violation of Paragraphs 4, 5, 7, or 8 of this Agreement will be considered a material breach of this Agreement. Employee acknowledges and agrees that irreparable harm would result from any material breach by Employee of the covenants contained in Paragraphs 4, 5, 7, or 8 of this Agreement and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, the parties agree that injunctive relief in favor of Gateway would be proper. Employee further agrees, in addition to any other relief that may be directed by a court of competent jurisdiction and upon a finding of a material breach, to (i) promptly return to Gateway all consideration received hereunder (meaning the amount and/or benefits referred to in Section 1 of this Agreement), except for $25,000; and (ii) pay Gateway all of its reasonable attorney's fees and costs incurred in such action, suit, or other proceeding, including all appeals or petitions therefrom, provided Gateway is the successful party. With respect to this Paragraph 9, if Employee is the successful party, Gateway will pay Employee his reasonable attorneys' fees and costs incurred in such action, suit, or other proceeding, including all appeals or petitions therefrom.

     10. Employee acknowledges that there are various state, local and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act ("ADEA"); the Americans with Disabilities Act ("ADA"); the Employee Retirement Income Security Act ("ERISA"); 42 U.S.C. Section 1981; the California Fair Employment and Housing Act, etc., as each may have been amended, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. Employee hereby waives and releases any rights he may have under these or any other laws with respect to his employment and termination of employment at the Company and acknowledges that the Company has not (a) discriminated against him, including on the basis of age, (b) breached any contract with him, (c) committed any civil wrong (tort) against him, or (d) otherwise acted unlawfully toward him.

     Employee also waives any right to become, and promises not to consent to become, a member of any class in a case in which claims are asserted against any Releasee (as defined in Paragraph 11 hereof) that are related in any way to his employment or the termination of his employment with Gateway, and that involve events which have occurred as of the date of this Agreement (defined to mean the date on which Employee signs this Agreement). If Employee, without his prior knowledge and consent, is made a member of a class in any proceeding, he will opt out of the class at the first opportunity afforded to him after learning of his inclusion. In this regard, Employee agrees that he will execute, without objection or delay, an "opt-out" form presented to him either by the court in which such proceeding is pending or by counsel for any Releasee who is made a defendant in any such proceeding.

     11. Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby unconditionally releases and discharges Gateway, and its subsidiaries, successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees as well as any benefit plan and its fiduciaries and insurors (collectively "Releasees" and individually "Releasee") from all known and unknown claims (including claims for attorneys' fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that he ever had, may now have, or may later assert against any Releasee, arising out of or related to his employment with Gateway. To the fullest extent permitted by law, this release includes, but is not limited to: (a) claims arising under the ADEA, the Older Workers Benefit Protection Act, the Workers' Adjustment and Retraining Notification Act, the ERISA, the Family and Medical Leave Act of 1993, the ADA, the California Fair Employment and Housing Act, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of Employee's employment with or termination from Gateway; (b) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (c) claims under any federal, state or local constitutions, statutes, rules or regulations; (d) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (e) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by Employee or on his behalf against any Releasee, which Employee agrees to immediately dismiss with prejudice. (For employees working in California)
Section 1542 of the Civil Code of the State of California states:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees with respect to claims in California as well as all other jurisdictions, Employee expressly acknowledges that this Release is intended to include not only claims that are known, anticipated or disclosed, but also claims that are unknown, unanticipated and undisclosed.

     12. Employee agrees not to bring any action, suit or administrative proceeding contesting the validity of this Agreement or attempting to negate, modify or reform it, nor to sue any Releasee for any reason arising out of his employment. If Employee breaches either Paragraph 11 or 12 hereof, Employee shall (i) promptly return to Gateway all consideration received hereunder (meaning the amount and/or benefits referred to in Section 1 of this Agreement), except for $25,000; and (ii) pay any Releasee all of their reasonable attorneys' fees and costs incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom, provided Gateway is the successful party. Employee agrees to pay such fees and costs within thirty (30) days of final award. With respect to this Paragraph 12, if Employee is the successful party, Gateway will pay Employee his reasonable attorneys' fees and costs incurred in such action, suit, or other proceeding, including all appeals or petitions therefrom. This Paragraph 12 is not intended to limit Employee from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission; provided however, that employee expressly waives and relinquishes any rights he might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date Employee signed this Agreement. This Paragraph 12 is also not intended to apply to any action brought solely under the ADEA, as amended, including any action contesting the validity of this Agreement or attempting to negate, modify, or reform it, EXCEPT insofar as application of this Paragraph 12 to the ADEA action would not violate federal law.

     13. In the event that any one or more of the provisions contained herein is for any reason held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceability will not affect any other provision of this Agreement, but, with respect only to the jurisdiction holding the provision to be unenforceable, this Agreement will then be construed as if such unenforceable provision or provisions had never been contained herein.

     14. The construction, interpretation and performance of this Agreement will be governed by the laws of the State of Delaware, without regard to its conflict of laws rule. In the event a court of competent jurisdiction declines to apply Delaware law, despite the parties election of Delaware law, the parties agree that the law of the state in which the Employee is working on his Separation Date shall control, without regard to its conflict of laws rule.

     15. This Agreement contains the entire agreement between the Company and Employee and fully supersedes all prior agreements or understandings pertaining to the subject matter hereof, except for any non-competition, confidentiality and non-disclosure agreement which Employee signed at the time of hire which the parties agree shall remain in full force and effect to the extent permitted by law. Employee represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasee's agents, representatives or attorneys with regard to the subject matter of this Agreement.

     16. Employee understands that, pursuant to the Older Workers Benefit Protection Act, he has the right to (and should) consult with an attorney before signing this Agreement, he has twenty-one (21) days to consider the Agreement before signing it and he may revoke the Agreement within seven (7) calendar days after signing it. Revocation can be made by delivering a written notice of revocation to: William Elliott, Gateway, Inc., 4545 Towne Centre Court, San Diego, CA, 92121. The parties agree that the 21 day review period commenced on January 30, 2001 and that Employee waives any right to have the 21 day review period restarted as a consequences of revisions to the initial draft of this Agreement.

     17. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency that involves him or other present or former Company employees, other than those, if any, reported by Employee to the Gateway Law Division.

     BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE, EMPLOYEE STATES THAT;

     a)   HE HAS READ IT AND HAS HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;
     b)   HE UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS;
     c)   HE ACCEPTS ITS TERMS;
     d) HE IS AWARE OF HIS RIGHT TO (AND THAT HE SHOULD) CONSULT AN ATTORNEY BEFORE SIGNING IT AND HAS DONE SO; AND
     e)   HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.



                              /s/ CLIFFORD S. HOLTZ

                       Date:  February 2001